Exhibit 10.14
MAGNITE, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
FOR NON-EMPLOYEE DIRECTORS
    Notice is hereby given of the grant by Magnite, Inc. (the “Company”) to the Participant named below (the “Participant”) of a Restricted Stock Unit Award under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”), which is enclosed hereto as Annex I and incorporated herein by reference. This Restricted Stock Unit Award is governed by this Restricted Stock Unit Grant Notice (including any special terms and conditions set forth in any appendices attached hereto) (the “Notice”), and the Plan, and in the event of a conflict between the terms of this Notice and the Plan, the terms of the Plan shall control. By acknowledgement of and agreement with the terms of the Restricted Stock Unit Award, and also by acceptance through performance of the vesting requirements and the Shares issuable upon vesting, Participant agrees to the terms and conditions set forth in this Notice (including any special terms and conditions set forth in any appendices attached hereto) and the Plan. Capitalized terms used but not defined in this Notice shall have the meanings given to them in the Plan.
    The Restricted Stock Unit Award consists of the number of Restricted Stock Units set forth below (the “Restricted Stock Units” or “RSUs”). Each RSU represents the right to receive one share (a “Share”) of the Company’s Common Stock, par value $0.00001 (the “Common Stock”), subject to vesting as set forth below and to the terms and conditions of the Plan and this Notice, as follows:

Participant Name:	___________________
Number of Restricted Stock Units:	___________________
Grant Date:	___________________
Vesting Commencement Date:	___________________
Vesting Schedule:
This award shall, subject to Continuous Service on the Board, vest on the earlier of (i) immediately prior to the first Annual Meeting following the Grant Date or (ii) the one year anniversary of the grant date. Notwithstanding the foregoing, if Participant is serving on the Board at the time of a Change in Control, the RSUs shall become fully vested upon (but effective immediately prior to) the occurrence of the Change in Control. Furthermore, if Participant ceases service on the Board for any reason other than removal for cause, any unvested RSUs shall become vested with respect to a number of underlying Shares (up to but not exceeding the number of unvested Shares remaining subject to this award) equal to the product of the total number of RSUs and a fraction, the numerator of which is the number of full 30-day periods beginning on the Grant Date and ending on the date of cessation of Board service, and the denominator of which is the number of 30-day periods used to calculate the number of RSUs subject to this award. In the event that Participant is removed from the Board for cause, vesting will cease and any and all unvested RSUs shall automatically terminate.
    The Restricted Stock Unit Award is subject to the terms and conditions, and the representations of Participant, set forth below.

1.    Vesting of RSUs and Payment of Shares.
(a) Prior to Vesting. Prior to vesting the Restricted Stock Units represent only an unsecured obligation of the Company, for which there is no trust and no obligation other than to make payment as contemplated by this Notice and the Plan. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Restricted Stock Units, or any Shares deliverable hereunder unless and until such RSUs have vested in the manner set forth in the Vesting Schedule above and the underlying Shares have been issued and recorded on the records of the Company or its transfer agents or registrars. No adjustment shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property) or distributions or other rights for which the record date is prior to the date Shares are issued, except as provided in Section 10 of the Plan.
(b) Vesting and Payment. Each Restricted Stock Unit represents the right to receive payment in the form of one Share, subject to the vesting requirements set forth herein. Subject to any deferral election made by Participant, Shares shall be issued to Participant upon or following vesting of the RSUs to which they relate in accordance with the terms of this Notice. In the event that Participant elects to defer the issuance of Shares after the time of vesting, the timing of issuance shall be determined by the terms of such deferral election and applicable law. Any restrictions that lapse with respect to Restricted Stock Units upon vesting will lapse with respect to whole Shares. Any distribution or delivery of Shares to be made to Participant will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with written notice of his or her status as transferee and evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer. After RSUs have vested in the manner set forth in the Vesting Schedule above and the underlying Shares have been issued and recorded on the records of the Company or its transfer agents or registrars, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
(c) 409A. Notwithstanding anything in the Plan, this Notice, or any Separate Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the termination of Participant’s Continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of the termination of Participant’s Service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the termination of Participant’s Service, then the payment of such accelerated Restricted Stock Units will not be made until the date that is six (6) months and one (1) day following the date of termination of Participant’s Continuous Service, unless Participant dies following the date his or her Continuous Service terminates, in which case, the RSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Notice that the grant of Restricted Stock Units and any Shares issuable upon vesting of the Restricted Stock Units be exempt from the requirements of Section 409A to the greatest extent provided under the regulations promulgated so that none of the Restricted Stock Units or Shares issuable upon vesting of RSUs will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. To the extent that any Restricted Stock Units or any Shares issuable under the terms of any Restricted Stock Units are determined to be subject to the requirements of Section 409A, it is the intent of this Notice that the award comply with Section 409A, and any ambiguities will be interpreted to so comply. For purposes of this Notice, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
2.    Forfeiture Upon Termination of Continuous Service. Except as otherwise provided in the vesting schedule set forth above in this Notice, if Participant ceases to remain in Continuous Service at any time for any reason, the then-unvested Restricted Stock Units will thereupon terminate and be forfeited at no cost to the Company and Participant will have no further rights with respect to such forfeited Restricted Stock Units or any underlying Shares.
3.    Tax Consequences, Withholding, and Liability.
(a) Participant understands that Participant may suffer adverse tax consequences as a result of the grant or vesting of the Restricted Stock Units and issuance and/or disposition of the Shares. Participant understands that the actual tax consequences associated with the Restricted Stock Units and Shares are complicated and depend, in part, on Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE TAX LAWS OF ANY

MUNICIPALITY, STATE OR NON-U.S. JURISDICTION TO WHICH PARTICIPANT IS SUBJECT. By accepting (through performance) the Restricted Stock Units and any Shares, Participant acknowledges and agrees that Participant has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the RSUs and Shares in light of Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so. Neither the Company nor any of its employees, counsel, or agents has provided to Participant, and Participant has not relied upon from the Company or any of its employees, counsel, or agents, any written or oral advice or representation regarding the U.S. federal, state, local or non-U.S. tax consequences of the receipt, ownership and vesting of the Restricted Stock Units, the issuance of Shares in connection with vesting of the Restricted Stock Units, the other transactions contemplated by this Notice, or the value of the Company or the RSUs or Shares at any time. With respect to such matters, Participant relies solely on Participant’s own advisors.
(b) Participant (and not the Company) shall be responsible for determining and paying Participant’s own tax liability that may arise as a result of the receipt, ownership and vesting of the Restricted Stock Units, the issuance of Shares pursuant to the Restricted Stock Units, or the other transactions contemplated by this Notice.
4.    No Guarantee of Continued Service. THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE APPLICABLE THERETO IS EARNED ONLY BY CONTINUOUS SERVICE AND NOT THROUGH THE ACT OF BEING RETAINED, BEING GRANTED A RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES UPON VESTING OF RESTRICTED STOCK UNITS. THIS NOTICE, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE APPLICABLE TO RESTRICTED STOCK UNITS DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT TO PROVIDE SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT RESTRICT OR INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT TO CEASE SERVICE ON THE BOARD AT ANY TIME FOR ANY REASON OR NO REASON OR THE RIGHT OF THE COMPANY TO REMOVE PARTICIPANT FROM THE BOARD IN ACCORDANCE WITH THE COMPANY’S CHARTER, BYLAWS AND GOVERNING LAW
5.    Participant Representations.
(a) Participant acknowledges that (i) Participant was and is free to use professional advisors of Participant’s choice in connection with this Notice and grant of the Restricted Stock Units, that Participant understands this Notice and the meaning and consequences of receiving grants of RSUs and Shares issued upon vesting of RSUs; (ii) Participant has reviewed and understands this Notice and the Plan; (iii) receipt of the RSUs and any Shares issued upon vesting of the RSUs is voluntary and Participant is accepting (through performance) the RSUs and any Shares issued freely and without coercion or duress; and (iv) Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding any tax or other effects or implications of the RSUs or Shares or other matters contemplated by this award of Restricted Stock Units.

(b) Participant is aware of the Company’s business affairs and financial condition and understands that an investment in the Shares involves a high degree of risk. Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding the Company’s prospects or the value of the RSUs or Shares.
6.    Additional Conditions to Issuance of Stock.

(a)    Legal and Regulatory Compliance. The issuance of Shares upon or after vesting of the Restricted Stock Units shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. If the Company determines that the issuance of any Shares will violate federal securities laws or other applicable laws or regulations or the requirements of any exchange or market system upon which the Shares are listed, the Company may defer issuance until the earliest date at which the Company reasonably anticipates that the issuance of Shares will no longer cause such violation. Accordingly, Participant may not be able to receive Shares when desired even though the Restricted Stock Units have vested. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority, but the inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of Shares, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Without limiting the foregoing, if at the time of vesting of any Restricted Stock Units, there is not in effect under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement covering the Shares to be issued, and available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act, Participant shall, if required by the Company, as a condition to vesting and issuance of the Shares, make appropriate representations in a form satisfactory to the Company to support issuance of the Shares in compliance with applicable laws and regulations, including to the effect that such Shares will not be sold other than (A) pursuant to an effective registration statement under the Securities Act, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, this Notice, and any other written agreement between Participant and the Company or any of its Affiliates.

(b)    Obligations to the Company. As a condition to receipt and vesting of any Restricted Stock Units and issuance of Shares as a result of vesting, Participant must enter into the Company’s Intellectual Property Assignment and Confidential Information Agreement, or a similar or successor agreement for the protection of the Company’s intellectual property and confidential information, in form specified by the Company (the “Proprietary Interests Agreement”), if Participant has not already done so, and Participant’s acceptance (through performance) of Restricted Stock Units and any Shares will constitute Participant’s agreement to the Proprietary Interests Agreement. If Participant breaches in any material respect the Proprietary Interests Agreement or any other contract between Participant and the Company, or Participant’s common law duty of confidentiality or trade secret protection, or any Company policy prohibiting misappropriation of property or any illegal or fraudulent acts, the Company may suspend any vesting of any Restricted Stock Units or issuance of any Shares pending Participant’s cure of such breach, and if such breach cannot be cured or is not cured to the Company’s reasonable satisfaction within such time not less than twenty (20) days as the Company may specify, the Company may terminate any Restricted Stock Units for which Shares have not been issued and will have no obligation to issue any Shares in respect of any such terminated Restricted Stock Units or to provide any consideration to Participant in respect thereof.

7.    Handling of Shares; Restrictive Legends and Stop-Transfer Orders.
(a)    Book Entries. The Company will cause the Shares to be recorded in book entry or other electronic form and reflected in records maintained by or for the Company.

(b)    Stop-Transfer Notices. In order to ensure compliance with the restrictions referred to herein and Company policies, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Notice or any other agreement to which the Shares are subject or any laws governing the Shares or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.    Restrictions on Transfer. Except as otherwise expressly provided in this Notice, the Restricted Stock Units will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock Units, or upon any attempted sale under any execution, attachment or similar process, the affected RSUs will become null and void. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any vested Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
9.    Additional Agreements.
(a) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units or Shares by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to administration of this Notice, the RSUs and the Shares through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(b) Proprietary Information. Participant agrees that all financial and other information relating to the Company furnished to Participant constitutes “Proprietary Information” that is the property of the Company. Participant shall hold in confidence and not disclose or, except within the scope of Participant’s Continuous Service, use any Proprietary Information. Participant shall not be obligated under this paragraph with respect to information Participant can document is or becomes readily publicly available without restriction through no fault of Participant. Upon termination of Participant’s Continuous Service, Participant shall promptly return to Company all items containing or embodying Proprietary Information (including all copies). This paragraph supplements, but does not limit, any other agreement between Participant and the Company, or any applicable law, related to protection, ownership, or use of the Company’s information or property.
(c) Consideration. The Restricted Stock Units and Shares are issued in consideration of services provided by Participant and/or other benefit to the corporation within the meaning of Section 152 of the General Corporation Law of the State of Delaware; Participant is not required to make any cash payment to the Company in respect of issuance of Restricted Stock Units or Shares.
10.Data Privacy. If Participant would like to participate in the Plan, Participant understands Participant will need to review and acknowledge the information provided in this Section 10, which describes the processing and/or transfer of personal data as described below.
(a)EEA+ Controller. If Participant is based in the European Union (“EU”), the European Economic Area or the United Kingdom (collectively “EEA+”), Participant should note that the Company, with its registered address at 1250 Broadway, 15th Floor, New York, New York, 10001 United States of America, is the controller responsible for the processing of Participant’s personal data in connection with this Notice and the Plan.
(b)Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs granted under the Plan or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, which the Company receives from Participant, the Subsidiary or Affiliate retaining Participant (the “Employer”) or otherwise in connection with this Notice or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan and allocating Shares pursuant to the Plan.

(c)Stock Plan Administration Service Providers. Participant understands that the Company transfers Participant’s Data to ETRADE or another independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. Such service provider will open an account for Participant to receive and trade Shares acquired under the Plan. Participant may be asked to agree on separate terms and data processing practices with any such service provider, with such agreement being a condition to the ability to participate in the Plan.
(d)International Data Transfers. Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan are based in the United States. If Participant is located outside the United States, Participant understands and acknowledges that Participant’s country may have enacted data privacy laws that are different from the laws of the United States.
(e)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.
Necessary Disclosure of Personal Data. Participant understands that providing the Company with Data is necessary for the performance of this Notice and that Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations, grant Restricted Stock Units under the Plan to Participant or administer or maintain the Plan, and may affect Participant’s ability to participate in the Plan.
11.    General.
(a) No Waiver; Remedies. Either party’s failure to enforce any provision of this Notice shall not in any way be construed as a waiver of any such provision, or prevent that party from thereafter enforcing such provision and each and every other provision of this Notice. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
(b) Successors and Assigns. The terms of this Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms of this Notice shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Notice may only be assigned with the prior written consent of the Company.
(c) Notices. Any notice hereunder shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, (iii) the business day following deposit with a reputable overnight courier, or (iv) five days after deposit in the U.S. mail, First Class with postage prepaid. Notice shall be addressed to the Company at its principal executive office and to Participant at the address that he or she most recently provided to the Company. Participant agrees that it is Participant’s responsibility to notify the Company of any changes to his or her mailing address so that Participant may receive any shareholder information to be delivered by regular mail.

(d) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Notice, and will not affect the meaning or interpretation of this Notice. References herein to Sections are references to the referenced Section hereof, unless otherwise specified. The Board or its Committee will have the power to interpret the Plan and this Notice and to adopt such rules for the administration, interpretation and application of the Plan and this Notice as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Board or its Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Board or its Committee nor any person acting on behalf of the Board or its Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Notice.
(e) Modifications to Notice. Modifications to this Notice can be made only in an express written contract executed by a duly authorized officer of the Company and shall not require the consent of the Participant unless such modification would materially adversely affect the rights of the Participant hereunder. Notwithstanding anything to the contrary in the Plan or this Notice, the Company reserves the right to revise this Notice as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Restricted Stock Units.
(f) Governing Law; Severability. This Notice is governed by the internal substantive laws, but not the choice of law rules, of Delaware. If any provision of this Notice becomes or is declared by a court or arbitrator having jurisdiction over a dispute hereunder to be illegal, unenforceable or void, such provision shall be amended to the extent necessary to conform to applicable law so as to be valid and enforceable and to achieve, to the extent possible, the economic, business and other purposes of such illegal, unenforceable, or void provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall deleted from this Notice and the remainder of this Notice shall continue in full force and effect.

(f)Entire Agreement. The Plan and this Notice form a contract and constitute the entire understanding between Participant and the Company with respect to the RSUs and the Shares issuable upon vesting of the RSUs and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect thereto.
(g)Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(h)Insider Trading/Market Abuse. Participant acknowledges that, depending on Participant’s or Participant’s broker’s country or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of shares during such times Participant is considered to have “inside information” regarding the Company (as defined in the laws or regulations in the applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information.  Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties (including fellow employees) or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  Participant is responsible for complying with any restrictions and should speak to their personal advisor on this matter.

Dated:	MAGNITE, INC. By: Name Title

Annex I

The Magnite, Inc. Amended and Restated 2014 Equity Incentive Plan